Filed pursuant to Rule 424(b)(3)
File No. 333-202279

Grant Park Fund August 2017 Update
September 22, 2017

Supplement dated September 22, 2017 to Prospectus dated May 15, 2017
Class	Aug ROR	YTD ROR	Net Asset Value	Net Asset Value per Unit
A	2.63%	-4.55%	$7.91M	$1,034.905
B	2.57%	-4.97%	$79.13M	$846.503
Legacy 1	2.82%	-3.07%	$1.19M	$823.273
Legacy 2	2.80%	-3.23%	$0.41M	$804.677
Global 1	2.88%	-2.69%	$26.95M	$816.212
Global 2	2.85%	-2.86%	$1.52M	$799.668
Global 3	2.70%	-3.99%	$8.91M	$690.660
ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

Sector Commentary
Currencies:  The U.S. dollar weakened slightly due in part to concerns recent, severe storm activities in the Southern U.S. may have on the U.S. economy.  The New Zealand dollar weakened after the outlook for the country's economic growth for the next two years was downgraded.  The British pound weakened as UK inflation fell by -0.1% from July.

Energy:  Crude oil prices fell as ongoing disruptions from Hurricane Harvey kept refineries from buying crude oil.  Natural gas and heating oil prices rose due to reports of shrinking inventories and forecasts for cooler weather.

Equities:  Global equities were mixed as investors weighed geopolitical uncertainty, political policy risks, and historically low volatility.  The Chinese markets and U.S. markets rose slightly while the European markets saw declines in the Dax and the Eurostoxx; FTSE prices rose for the month.

Fixed Income:  Global fixed income prices rose with longer-duration fixed income investments performing well as investors sought safe-haven assets in reaction to potential military conflict involving North Korea.

Grains/Foods:  Wheat prices fell over 13% on expectations of a large Russian wheat harvest.  Corn and soybean markets fell after weather forecasts indicated favorable crop conditions and government forecasts projected very large corn and soybean harvests.  Coffee prices declined due to oversupply.  Lean hog prices dropped over 20% as production reached multi-month highs.

Metals:  Precious metals markets moved higher as investors sought safe-haven assets as tensions rose over North Korea.  Base metals prices rose on growing demand from China and on a variety of anti-pollution measures that could potentially limit supplies.

Additional Information:  For the Fund’s monthly Account Statement, including the net asset value per unit, and related information, please visit our website at grantparkfunds.com.

Sincerely,

David Kavanagh
 President

Daily fund performance and weekly commentaries are available on our website at grantparkfunds.com.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH AN OFFER, SOLICITATION OR SALE
WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION OFFERING BY PROSPECTUS ONLY.

Account Statement
(Prepared from books without audit)
For the month ended August 31, 2017

STATEMENT OF INCOME
Trading Income (Loss)	Monthly Performance	Year to Date Performance
Realized Trading Income (Loss)	$254,796	-$3,948,394
Change In Unrealized Income (Loss)	3,881,408	3,301,444
Brokerage Commission	-57,885	-556,894
Exchange, Clearing Fee and NFA Charges	0	0
Other Trading Costs	-95,816	-860,344
Change in Accrued Commission	-4,308	-1,894
Net Trading Income (Loss)	3,978,195	-2,066,082

Other Income	Monthly Performance	Year to Date Performance
Interest, U.S. Obligations	$67,859	$543,370
Interest, Other	11,671	219,078
Income from Securities	-140,442	-127,759
Dividend Income	0	0
Total Income (Loss)	3,917,283	-1,431,393

Expenses	Monthly Performance	Year to Date Performance
Management Fee	$0	$0
Incentive Fee	19,163	332,720
Operating Expenses	27,139	243,473
Organization and Offering Expenses	31,238	280,587
Brokerage Expenses	490,982	4,428,392
Dividend Expenses	0	0
Total Expenses	568,522	5,285,172

Net Income (Loss)	$3,348,761	-$6,716,565

Statement of Changes in Net Asset Value	Monthly Performance	Year to Date Performance
Beginning Balance	$126,112,465	$165,364,938
Additions	0	102,425
Net Income (Loss)	3,348,761	-6,716,565
Redemptions	-3,441,714	-32,731,286
Balance at August 31, 2017	$126,019,512	$126,019,512

PERFORMANCE SUMMARY BY CLASS
Class	Net Asset Value per Unit	Units	Net Asset Value	Monthly ROR	Year to Date ROR
A	$1,034.905	7,645.90024	$7,912,778	2.63%	-4.55%
B	$846.503	93,477.70908	$79,129,192	2.57%	-4.97%
Legacy 1	$823.273	1,441.67394	$1,186,891	2.82%	-3.07%
Legacy 2	$804.677	511.77476	$411,814	2.80%	-3.23%
Global 1	$816.212	33,024.25977	$26,954,808	2.88%	-2.69%
Global 2	$799.668	1,898.96681	$1,518,544	2.85%	-2.86%
Global 3	$690.660	12,894.15925	$8,905,487	2.70%	-3.99%

To the best of my knowledge and belief the information contained herein is accurate and complete.

__________________________________________________________
David Kavanagh, President
For Dearborn Capital Management, LLC
General Partner of Grant Park Futures Fund, Limited Partnership